MSRB Rule G-17 – Conduct of Municipal Securities and Municipal Advisory Activities
1.2.Code of Ethics
All Associated Persons are expected to adhere to the highest standards of commercial honor and just and equitable principals of trade in their conduct and business-related activities of USBI.
Associated Persons are prohibited from discrimination as defined by various Federal, State and
Local laws. This standard includes, but is not limited to, the conduct standards reflected in the
Investment Adviser Code of Ethics, the U.S. Bank Code of Ethics and Business Conduct and the
applicable sections of the U.S. Bancorp Fair and Responsible Banking Program Policy which are applicable to all Associated Persons.
In addition to adhering to these standards of behavior, it is expected that any suspected or actual violations of securities rules and regulations and the firm's policies and procedures are reported.
U.S. Bancorp maintains multiple avenues, listed below, for employees to report concerns in the workplace. A manager or Supervisory Principal can be contacted as well as using the USBI
Compliance Shared Mailbox or contacting Customer Complaint and Associated Person Activity
Review. Confidentiality will be maintained to the fullest extent possible regardless of the method used. Retaliatory action against anyone is not tolerated for good faith reporting of issues and concerns.

U.S. Bank Ethics Line	866-384-4274	Any issue, subject to applicable law
Anti-Money Laundering	wmamlrca@usbank.com	Bank Secrecy Act, Anti-Money Laundering, PATRIOT Act, Office of
Chairman of the Audit Committee	c/o the Corporate Secretary of U.S. Bancorp 800 Nicollet Mall BC-MN-H210 Minneapolis, MN 55402	Financial accounting, auditing practices, internal controls, securities fraud, public disclosure obligations
Chief Ethics Officer: Katie Lawler	SVP, Law Division U.S. Bancorp 800 Nicollet Mall BC-MN-H21O Minneapolis, MN 55402	Issues involving a senior officer or director
Corporate Compliance	compliancecommunications@usbank.com U.S. Bank 200 S. Sixth Street EP-MN- L05C Minneapolis, MN 55402	Laws, regulations or compliance requirements
Security Control Center	800-685-5515	Alarm monitoring, emergencies, after- hours help
Enterprise Fraud Referral Center	888-436-7675	Internal bank fraud reporting, security camera photo requests, fraud in
Your Human Resource Business Partner	U.S. Bank Employee Services 800-806-7009	Interpersonal conflicts, management style issue leaves of absence, vacation, department policies and procedures
Information Security Services	InformationSecurity/ AwarenessShared@usbank.com	Information security services, policies and awareness training
Public Affairs and Communications Center	David Palombi
Privacy Office	Carrie O'Neill	Disclosure or unsafe handling of U.S. Bank Personal Information
1.2.1. Whistleblower Program
As mandated by The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”),
the SEC established its whistleblower program (the “Whistleblower Program”). The Whistleblower
Program requires the SEC to pay an award, under regulations prescribed by the SEC and subject to certain limitations, to eligible whistleblowers who voluntarily provide the SEC original information about a violation of federal securities law that leads to the successful enforcement of a covered judicial or administration action, or a related action. Dodd-Frank prohibits retaliation by employers against individuals who provide the SEC with information about possible
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securities violations. The Firm has established the following policies and procedures so that personnel understand their rights regarding the Whistleblower Program.
The Firm recognizes that violations of federal securities law can result in severe consequences both to the Firm and the person committing the violation and more importantly, cause harm to Investors.
Violations can result in civil sanctions, fines and penalties and, in egregious cases, the imposition of criminal sanctions, including imprisonment of Firm personnel. Additionally, violations can cause undue financial hardship for clients of the Firm. In view of the foregoing, and the risks that violations can pose to the Firm’s reputation and business, the Firm puts a high priority on compliance matters and fully embraces the mandates of the Whistleblower Program.
Firm employees who are aware of a potential or known violation of federal securities law are encouraged to report such violation to the Chief Compliance Officer; however, the Firm recognizes that it is not a requirement under the Whistleblower Program. Internal reporting does afford the
Firm the ability to internally investigate, report to a regulatory body, if appropriate, and fully remedy potential or known violations of federal securities law. In fact, the Whistleblower Program has added certain incentives to encourage internal reporting. For instance, the rules:
May make a whistleblower eligible for an award if the individual reports internally and the
Firm informs the SEC about violations.
Treat an individual as a whistleblower as of the date that individual first reports the information to the Firm—as long as the individual provides the same information to the SEC within 120 days. Through this provision, individuals are able to report their information internally first while preserving the opportunity for a possible award from the SEC.
Provide that a whistleblower’s voluntary participation in a Firm’s internal compliance and reporting systems is a factor that can increase the amount of an award, and that a whistleblower’s interference with internal compliance reporting is a factor that can decrease the amount of an award.
When a violation is reported internally the Firm will establish and maintain an open line of communication with the whistleblower via Compliance, Legal and/or Human Resources personnel in order to promptly investigate the allegations and determine the appropriate response.
The Firm will not retaliate against personnel who become whistleblowers under SEC rules, nor will it interfere with whistleblowers’ efforts to communicate with the SEC. Additionally, the Firm recognizes that under Dodd-Frank, a whistleblower who provides information to the SEC is protected from employment retaliation related to the circumstances if the whistleblower possesses a reasonable belief that the information they are providing relates to a possible securities law violation that has occurred, is ongoing, or is about to occur. The fact that the individual’s belief may ultimately be determined to be erroneous does not deprive the individual from protection from employment retaliation.
Generally, the protection provisions prohibit the Firm from discharging or otherwise discriminating against an employee because they engaged in certain activities protected by law.
Protected activities typically include, but are not limited to:
Initiating a proceeding under, or for the enforcement of any federal securities laws or causing such a proceeding to be initiated;
Testifying in any such proceeding;
Assisting or participating in any such proceeding or in any action to carry out the purposes of federal securities laws;
Complaining about a violation of federal securities law; or
Making disclosures that are required or protected under the federal securities law.
Any individual who believes that they have been discriminated or retaliated against in violation of
Dodd-Frank may file a complaint with the SEC.
Allegations of violations of federal securities laws should be made only in good faith and not to put someone in a false light. If an employee of the Firm becomes aware of a suspected or potential violation, they should not try to investigate or resolve the matter on their own. Prompt disclosure is vital to ensuring a timely and thorough investigation and resolution.
1.3.Purpose of Manual
This policy and procedures manual is intended to:
1.Serve as a reference and guide with respect to the rules and regulations that govern the conduct of the business as well as the conduct of Associated Persons.
2.Outline the specific policies of USBI that each Associated Person is required to follow.
3.Assist the USBI Supervisory Principals (SPs) and other designated persons in ensuring compliance with the rules and regulations of the Securities and Exchange Commission
(SEC), FINRA, the Municipal Securities Rulemaking Board (MSRB), and the applicable state insurance regulations jurisdiction(s) in which its Associated Persons are conducting business.
While this manual is not intended to create a legal standard of conduct or activity, the following points should be kept in mind in the conduct of the business:
1.The policies of USBI are designed to comply with the "spirit" as well as the letter of the rules and regulations that govern this industry.
2.It is expected that all Associated Persons will consider this "spirit" in their every action.
Throughout this manual are statements of policies, procedures and practices that will assist the
Associated Person in knowing their responsibility to ensure adherence to the high standards of conduct that USBI expects as well as those prescribed by any other regulatory bodies. It is expected that Associated Persons are truthful, honest and forthcoming. Failure to comply with required policies may result in disciplinary action up to and including termination. Therefore, it is in the best interest of all Associated Persons to read thoroughly and understand the manual and comply with the policies contained therein.
The securities and investment banking activities conducted within USBI, as well as the conduct of the Associated Person are governed by a multiplicity of rules, regulations, laws, customs and industry practices. Associated Persons must become familiar and comply with:
1.Federal legislation dealing with securities and securities exchanges.
2.The rules and any related interpretations of FINRA, the MSRB, the SEC and any other regulatory bodies governing USBI.
3.State securities commission’s rules.
4.Policies and procedures of USBI.
These policies and procedures are designed to ensure the continued good reputation of USBI through the conduct of the business in accordance with the above principle. This manual does not set forth all the various rules and regulations of which the Associated Persons must be aware and for which they are responsible. It does not attempt to deal with questions involving unusual circumstances or legal technicalities. When such matters or questions arise, they are to be referred to their Supervisor and/or Compliance. No individual at USBI has the authority to waive any provisions of any law or rule of any regulatory body.